EXHIBIT 10.1

CONFIDENTIAL MEMORANDUM

TO:	Robert C. Loudermilk, Jr.

FROM:	Aaron’s, Inc.

DATE:	November 22, 2011

The attached Confidential Waiver and Release (“Agreement”) has been prepared as a legally enforceable document governing the severance of your employment relationship with Aaron’s, Inc. (“Employer”).  Among other things, the Agreement includes a release of any and all claims (except claims for workers’ compensation, unemployment compensation, and pension and welfare benefits) arising out of any alleged violation of your rights while employed by Employer.  Because the Agreement affects important rights, you are advised to consult with an attorney of your choosing before you sign it.

You have twenty-eight (28) days to review and sign the Agreement.  Of course, you need not take the entire twenty-eight-day period to review and sign the Agreement.  If you decide to sign the Agreement, please promptly return the executed Agreement by facsimile to Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305, Attn.: Ray Robinson; Facsimile: 404-240-6520.  You have the right to revoke the Agreement during the seven (7) calendar days immediately following the date you executed it, and you may exercise this right by delivering, via facsimile, a written notice of revocation to Ray Robinson at the above referenced contact information at any time during that seven-day period.  If you execute and do not revoke the Agreement, it shall become effective on the eighth day following the date you executed the Agreement.

Please note that the offer reflected in the Agreement is contingent on your maintaining this matter in confidence.  Although you are free to discuss the offer with your attorney, tax advisor and spouse or domestic partner, you must otherwise keeping the existence and terms of the Agreement confidential and may not discuss the offer or Agreement with any other person.

I hereby acknowledge receipt of a copy of this document and the attached Confidential Waiver & Release.

________________________________
Robert C. Loudermilk, Jr.

________________________________
Date

CONFIDENTIAL WAIVER AND RELEASE

Aaron’s, Inc. (“Employer”) and Robert C. Loudermilk, Jr. (“Employee”) agree as follows:

1. Last Day of Employment.  Employee’s last day of employment with Employer and all affiliated entities was November 4, 2011 (“Separation Date”).  As of Employee’s Separation Date, Employee was relieved of all further duties and responsibilities and is no longer authorized to transact business or incur any expenses, obligations, or liabilities on behalf of Employer.  Employee also resigned from the Employer’s Board of Directors on the Separation Date.  However, Employee agrees to be available to respond to future inquiries or reasonable requests for assistance from Employer and its affiliated entities and successors related to matters arising during Employee’s employment with the Employer or its affiliates or predecessors.

2. Consideration.  In consideration for Employee’s signing this Confidential Waiver and Release and complying with the promises made herein, Employer will provide the following payments and benefits:

a. Employer will pay Employee a prorated 2011 annual bonus based on Employee’s ten months of employment in 2011.  The bonus payment will be calculated in accordance with the Employer’s Executive Bonus Plan and then prorated for Employee’s partial year of employment and will be paid without regard to any requirement under the plan that the Employee be employed on the date the bonus is paid.  The bonus amount, less legally required deductions, will be paid at the same time and in the same form as bonus awards for other executive officers under the Executive Bonus Plan, but in no event later than March 15, 2012.

b. Employee’s health insurance has been paid through November 15th.  Thereafter, Employee will be eligible to continue his group health insurance coverage at his own expense for up to eighteen months in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Employee will be provided with information regarding COBRA.  In addition, if Employee signs and does not revoke this Confidential Waiver and Release, Employer will pay Employee a gross amount equal to Twenty-Five Thousand Sixty-Seven and 00/100 Dollars ($25,067.00), less legally required deductions, as reimbursement for what it anticipates will be Employee’s premiums under the plan for eighteen months, based on Employee’s current elections, and grossed up for the estimated income taxes payable by Employee on such payment.  This payment will be made in a lump sum payment within 15 days following the Effective Date of this Confidential Waiver and Release as defined in paragraph 5 below.

c. Employer will vest all outstanding stock options and RSUs that were unvested as of the Separation Date, and will amend all outstanding stock options to provide that such options will remain exercisable for six months following his Separation Date.  All shares payable upon settlement of the RSUs shall be delivered (including through a certificateless book-entry issuance) within 3 business days following the Effective Date of this Confidential Waiver and Release.  Unless, prior to the Effective Date of this Confidential Waiver and Release, Employee delivers a check to Employer sufficient to satisfy required tax withholding, Employer shall withhold and cancel a number of shares having a market value equal to the minimum amount of taxes required to be withheld.

3. No Consideration Absent Execution of this Confidential Waiver and Release.  Employee understands and agrees that Employee will not receive the monies and/or benefits specified in paragraph 2 above, except for Employee’s execution of this Confidential Waiver and Release and it becoming effective pursuant to paragraph 5 and the fulfillment of the promises contained herein.  Employee acknowledges and agrees that the payments described above are in full satisfaction of all amounts payable to Employee, and that Employee is entitled to no other severance payments or benefits under any other employment or severance plan, agreement or arrangement.  Employee further acknowledges that the payments described above are not required by Employer’s policies and procedures and constitute value to which Employee is not already entitled.

Regardless of whether Employee signs this Confidential Waiver and Release, Employer will pay Employee the compensation that Employee has earned through the Separation Date.  Similarly, even if Employee does not sign this Confidential Waiver and Release, Employee will be offered any benefits to which Employee is entitled under COBRA, and will retain any vested benefits under Employer’s 401(k) Plan.

4. Consideration Period.  Because the arrangements discussed in this Confidential Waiver and Release affect important rights and obligations, Employee is advised to consult with an attorney before agreeing to the terms set forth herein.  Employee has twenty-eight (28) days from November 22, 2011 within which to consider this Confidential Waiver and Release, and Employee may take as much of that time as Employee wishes before signing.  If Employee decides to accept the benefits offered herein, Employee must sign this Confidential Waiver and Release on or before the expiration of the 28-day period and return it promptly to the attention of Ray Robinson at the Employer’s address provided above.  Employee and Employer agree that any changes negotiated by the parties shall not re-start the consideration period.

5. Revocation.  Employee may revoke this Confidential Waiver and Release for a period of seven (7) calendar days following the day Employee signs this Confidential Waiver and Release.  If employee decides to revoke this Confidential Waiver and Release, Employee must deliver to the Employer a signed notice of revocation stating Employee’s intention to revoke the Confidential Waiver and Release (Faxed to the Attention of: Ray Robinson, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305, Facsimile: 404-240-6520) on or before the last day of this seven-day period.  Such revocation may also be sent by certified mail, return receipt requested, postmarked on or before the seventh day.  No rights or obligations contained in this Confidential Waiver and Release shall become enforceable before the end of the seven-day revocation period.  Upon delivery of a timely notice of revocation to the Employer, this Confidential Waiver and Release shall be canceled and void, and neither Employee nor the Employer shall have any rights or obligations arising under it.  This Confidential Waiver and Release shall become effective on the eighth day after it is signed (“the Effective Date”) if it has not been revoked by Employee.

6. General Release of Claims.  Except for any claims Employee may have for workers’ compensation benefits, unemployment compensation benefits, vested pension benefits (including vested benefits under the Employer’s nonqualified deferred compensation plan), or health care, disability, or other similar welfare benefits (which are not released by this Confidential Waiver and Release), Employee, for himself and on behalf of his heirs, executors, administrators, successors, and assigns (collectively referred to throughout the remainder of this Confidential Waiver and Release as “Employee”) knowingly and voluntarily releases and forever discharges Employer, its subsidiaries, affiliates, related entities, divisions, predecessors, successors and assigns, their benefits plans and programs and their current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Confidential Waiver and Release as “Releasees”), of and from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, allowances, costs, expenses, attorneys’ fees, and remedies of any type that Employee may have by reason of any matter, cause, act, or omission that has occurred before the date on which Employee signs this Confidential Waiver and Release (individually and collectively, “Claims”), including, but not limited to, those Claims arising out of or in connection with Employee’s employment with or separation from employment with Employer.  This release of Claims includes, but is not limited to, a release of all Claims against the Releasees under:

•	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. (which prohibits discrimination based on race, color, national origin, religion, or sex);
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq. (which prohibits discrimination based on a disability);
•	The Age Discrimination in Employment Act (“the ADEA”), 29 U.S.C. § 621 et seq. (which prohibits discrimination based on age);
•	the Older Workers Benefit Protection Act of 1990, as amended;
•	The Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq. (which prohibits discrimination based on genetic information);
•	The Workers Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.;
•	the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.;
•	The Equal Pay Act of 1963;
•	The Occupational Safety and Health Act, as amended;
•	The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.;
•	The Sarbanes-Oxley Act of 2002;
•	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and
•
Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including those relating to employment and including but not limited to the Georgia Equal Employment for Persons with Disabilities Code, Ga. Code Ann. § 34-6A-1 et seq.; the Georgia Sex Discrimination in Employment Law, Ga. Code Ann. § 34-5-1 et seq.; and the City of Atlanta Fair Private Employment Ordinance, Atlanta, Ga., Code of Ordinances § 94-110 et seq.

This release of Claims also includes a release of any Claims against the Releasees for breach or violation of any public policy, contract, tort, or common law, including but not limited to claims for wrongful discharge, physical or personal injury, emotional distress, fraud, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

For the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Confidential Waiver and Release is intended to include in its effect, without limitation, all Claims that Employee does not know or suspect to exist in Employee’s favor at the time of execution hereof, and that this Confidential Waiver and Release contemplates the extinguishment of any such Claim or Claims.  Employee expressly waives and relinquishes all rights and benefits that Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Confidential Waiver and Release to Claims known or suspected prior to the date Employee executes this Confidential Waiver and Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. This Confidential Waiver and Release does not, however, waive rights or claims that may arise after the date Employee signs it below.

Furthermore, Employee agrees that, except to the extent such right may not be waived by law, Employee will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the Release of Claims provision above.  This “agreement not to sue” does not, however, prevent or prohibit Employee from seeking a judicial determination of the validity of Employee’s release of claims under the ADEA.  In addition, this “covenant not to sue” does not prevent or prohibit Employee from filing any administrative complaint or charge against the Releasees (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Employee understands that by signing this Confidential Waiver and Release, Employee will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to Claims released or waived by this Confidential Waiver and Release.

7. Affirmations.  Employee affirms that Employee has not filed, caused to be filed, or is not presently a party to any claim, complaint, or action against Employer in any forum or form.  Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

Employee represents and warrants that to the best of Employee’s knowledge, Employee is not aware of any facts that would (a) establish, (b) tend to establish, or (c) in any way support an allegation that any Releasee has engaged in conduct that Employee believes to constitute a violation of any rule or regulation of the Securities and Exchange Commission, or any provision of federal law relating to fraud against shareholders pursuant to the Sarbanes-Oxley Act and/or any state or local counterpart.

Employee represents and warrants that to the best of Employee’s knowledge, Employee is not aware of any facts that would (a) establish, (b) tend to establish, or (c) in any way support an allegation of a potential violation by any Releasee of the federal False Claims Act (and/or any state or local qui tam counterpart) or that to the extent Employee has or ever had any such information, Employee has reported the information to Employer in accordance with Employer’s policy.  The term “potential violation” includes the presentation by any Releasee of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds, with the presentation or creation being made with actual knowledge by any Releasee of the falsity, or with deliberate ignorance or reckless disregard of the falsity.

8. Confidentiality.  Employee agrees not to disclose any information regarding the existence or substance of this Confidential Waiver and Release, except to Employee’s spouse or domestic partner, tax advisor, and attorney, who will be informed of and agree to be bound by this Confidentiality obligation.

9. Competition, Confidentiality, and Nonsolicitation.

a. Definition of “Confidential Information.”  “Confidential Information” is defined as data and information, without regard to form and whether or not in writing, relating to Employer’s customers, operations, finances, and business that derives value, actual or potential, from not being generally known to competitors, including, but not limited to, technical or non-technical data (including personnel data relating to the Employer employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods of operation, techniques (including rental, leasing, and sales techniques and methods), processes, financial data and projections (including rate and price information concerning products and services provided by the Employer), or lists of actual or potential customers (including identifying information about customers).  Such information and compilations of information shall be contractually subject to protection under this Confidential Waiver and Release whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.  Confidential Information includes information disclosed to the Employer by third parties that the Employer is obligated to maintain as confidential.  Confidential Information does not include data or information that has been voluntarily disclosed by the Employer except where such public disclosure has been made by Employee without the Employer’s authorization, which has been independently developed and disclosed by others or which has otherwise entered the public domain through lawful means.

b. Protection of Confidential Information.  Employee agrees to use his best efforts to protect Confidential Information.  Employee will not use, and will not disclose the Employer’s Confidential Information.

c. Non-competition.  For a period of three years after the Employee’s Separation Date, Employee agrees that he shall not, within the Territory, own, be a franchisee of, or perform Services for any person or entity that engages in sales or lease ownership of new, rental, or reconditioned residential furniture, consumer electronics, home appliances and accessories, which are competitive with the products and services offered by the Employer.  The “Territory” is defined as the United States with the exception of Minnesota and Wisconsin, which is the geographic area in which the Employer does business.  “Services” is defined as providing executive-level management and strategic guidance for the overall operations of the business and implementing the policies of the governing board.

d. Non-Solicitation of Customers.  For a period of three years following the Separation Date, Employee will not solicit or attempt to solicit, directly or by assisting others, the Employer’s customers or prospective customers for the purpose of providing goods or services that are competitive with those provided by the Employer’s business.  Notwithstanding the foregoing, nothing in this Section shall prohibit (i) providing such goods or services through general solicitations and advertisements that are not specifically targeted towards customers of the Employer, or (ii) providing such goods or services to Employer’s customers or prospective customers who initiated contact with Employee.

e. Non-Solicitation of Employees.  For a period of three years following the Separation Date, Employee will not solicit or attempt to solicit, directly or by assisting others, any employee, franchisee, or independent contractor to terminate his or her employment or other relationship with the Employer.  Notwithstanding the foregoing, nothing in this Section shall prohibit (i) general solicitations for employment and advertisements that are not specifically targeted towards employees of the Employer, (ii) using search firms that are not instructed to target employees of the Employer, or (iii) hiring or soliciting any employee whose employment with the Employer is terminated by the Employer or who initiated contact with Employee.

f. Modification.  The Employer and Employee both acknowledge that it is intended that, to the extent any restriction in Section 9 is found to be overbroad, a court may modify it and enforce it to the fullest extent allowed by law.

g. Injunctive Relief.  The Employee acknowledges he has rendered services to the Employer that are of a special and unusual character and that have a unique value to the Employer, the loss of which cannot adequately be compensated by damages in an action at law.  Employee further acknowledges that any breach of the terms of Section 9 would result in material damage to the Employer, although it might be difficult to establish the monetary value of the damage.  Employee therefore agrees that the Employer, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Employee, or threatened breach which the Employer in good faith believes will or is likely to result in irreparable harm to the Employer.  The existence of any claim or cause of action by Employee against the Employer, whether predicated on this Confidential Waiver and Release or otherwise, shall not constitute a defense to the enforcement by the Employer of Employee's agreement under this Section and Section 9 above.

10. Indemnification.  The Employer shall continue to satisfy in full any currently existing or hereafter arising indemnification obligations to Employee (whether arising by law or the Company’s bylaws).  The Employer hereby acknowledges that Employee’s service as an officer, director, or other fiduciary of the Employer and any and all current or past subsidiaries and affiliates of the Employer, were made at the request of the Employer and are covered by the Employer’s indemnification obligations.  Employee’s right to indemnification, including under any available insurance coverage, is conditioned upon Employee meeting the applicable standards of conduct and otherwise meeting the qualification for indemnification or coverage.

11. Governing Law and Interpretation.  This Confidential Waiver and Release shall be governed and conformed in accordance with the laws of the State of Georgia without regard to its conflict of laws provision.  In the event the Employee breaches any provision of this Confidential Waiver and Release, Employee and Employer affirm that Employer may institute an action to specifically enforce any term or terms of this Confidential Waiver and Release.  Should any provision of this Confidential Waiver and Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Confidential Waiver and Release in full force and effect.

12. Return of Employer’s Property.  On or before the Separation Date, Employee will return to Employer all of Employer’s property in Employee’s possession including, but not limited to, materials, such as customer lists, pricing information, any keys, credit cards, phone cards, cellular phone, computer and all of the tangible and intangible property belonging to Employer and relating to Employee’s employment with Employer.  Employee further represents and warrants that Employee has not retained any copies, electronic or otherwise, of such property.  All outstanding obligations to Employer, such as cash advances, will be deducted from the separation pay.  Employee’s signature hereto serves as written authorization for this deduction in compliance with applicable law.

13. No Admission of Wrongdoing.  The parties agree that neither this Confidential Waiver and Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

14. Amendment.  This Confidential Waiver and Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Confidential Waiver and Release.

15. Section 409A.  This Confidential Waiver and Release and the payments and benefits provided under this Confidential Waiver and Release are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder (“Section 409A”) as short-term deferrals, and shall be interpreted and administered accordingly.  The parties intend that no payment pursuant to this Confidential Waiver and Release shall give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Employee acknowledges that the Employer does not guarantee any particular tax treatment and that Employee is solely responsible for any taxes owed as a result of this Confidential Waiver and Release.

16. Entire Agreement.  This Confidential Waiver and Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Confidential Waiver and Release, except for those set forth in this Confidential Waiver and Release.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO TWENTY-EIGHT (28) CALENDAR DAYS TO REVIEW THIS CONFIDENTIAL WAIVER AND RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS CONFIDENTIAL WAIVER AND RELEASE.

EMPLOYEE AGREES THAT EMPLOYEE HAS READ THIS CONFIDENTIAL WAIVER AND RELEASE, UNDERSTANDS IT, AND AGREES TO ITS TERMS AND CONDITIONS FREELY AND VOLUNTARILY.

HAVING ELECTED TO EXECUTE THIS CONFIDENTIAL WAIVER AND RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS CONFIDENTIAL WAIVER AND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS, KNOWN OR UNKNOWN, EMPLOYEE HAS AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Confidential Waiver and Release as of the date set forth below:

Aaron’s, Inc.

By:            /s/ Ray M. Robinson
         Ray M. Robinson,
         Chairman of the Compensation Committee
of the Board of Directors

Date: December 21, 2011

I have carefully read the above Confidential Waiver and Release, understand the meaning and intent thereof, and voluntarily agree to its terms this 13th day of December, 2011.

  /s/ Robert C. Loudermilk, Jr.
Robert C. Loudermilk, Jr.